UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/28/2010

Webster Financial Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31486

Delaware	06-1187536
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Webster Plaza
Waterbury, Connecticut 06702
(Address of principal executive offices, including zip code)

203-465-4364
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On May 28, 2010, a jury verdict was rendered against Webster Bank, N.A. in a trial in the case of Community Building Systems, Inc., et al. v. Webster Bank, N.A. in the Court of Common Pleas of Franklin County, Ohio. The case relates to a claim by the developer of the Broadwin condominium conversion project in Columbus, Ohio and originally 24 unit purchasers in the project. The verdict found in favor of the developer and against Webster Bank for $5.4 million in compensatory damages and $9.9 million in punitive damages; and in favor of the remaining unit purchasers (some having previously settled with Webster Bank) for $1.4 million in compensatory damages and $2.25 million punitive damages. The verdict also awarded attorney fees to the developer and the remaining unit purchasers.

The judgment is expected to be entered by the court shortly. At that point, Webster Bank will have 30 days to file an appeal. Webster Bank expects to file for an appeal, and take any and all actions as might be necessary to overturn the judgment, and otherwise resolve the litigation.

The Broadwin condominium conversion project in Columbus, Ohio was structured as 24 individual construction loans to unit purchasers in May 2006. Webster Bank's loans totaled approximately $5 million. The Bank also had a loan guarantee from the project developer. The Bank sought to recover its $5 million, which had been charged off in prior periods. The developer and 24 borrowers sought damages for the Bank's refusal to continue to fund construction draws and the borrowers sought additional damages for defamation of their credit.

As a result of the verdict, Webster expects to record a reserve for the full $18.95 million aggregate judgment in the second quarter of 2010 and additional amounts as might be estimated for expenses. Webster believes the appeals process could take up to several years to complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Webster Financial Corporation

Date: June 01, 2010	By:	/s/ Theresa M. Messina
Theresa M. Messina
Chief Accounting Officer